Exhibit 10.1

ADVANCE SUBSCRIPTION AGREEMENT

This Advance Subscription Agreement (this “Agreement”) is entered into as of June 14, 2026, by and between Pluri Inc., a Nevada corporation (the “Company”), and Chutzpah Holdings LP (the “Purchaser”).

1.	Advance Payment

The Purchaser agrees to pay the Company $1,250,000 (the “Advance Amount”) promptly following the execution of this Agreement, by wire transfer of immediately available funds to the account designated by the Company. The Company will use the Advance Amount for working capital and general corporate purposes.

2.	Intended Application to Offering

The parties acknowledge that the Purchaser intends to participate in the Company’s future financing approved by the Board of Directors of the Company and consummated on or before August 14, 2026 (the “Offering”). Subject to the terms of the Offering and applicable laws, the Advance Amount will be credited against the purchase price payable by the Purchaser for the securities to be purchased by the Purchaser in the Offering. The terms of the Offering will be negotiated by the parties separately and approved in accordance with the Company’s corporate approval process.

3.	Terms of Participation

Subject to applicable laws, Nasdaq rules, the Company’s organizational documents, the available authorized shares of the Company, and the scope of any shareholder approvals then in effect, the Purchaser will purchase in the Offering the same securities, and at the same price per security, as are offered to the other investors in the Offering, unless otherwise approved by the Company’s Board of Directors.

4.	No Obligation to Issue Securities in Excess of Permitted Amounts

Notwithstanding anything to the contrary in this Agreement, the Company will not be obligated to enter into any agreement and to issue any securities to the Purchaser to the extent that such agreement or issuance would not be in accordance with applicable laws, Nasdaq rules, the Company’s organizational documents, the number of shares then authorized and available for issuance, or the scope of shareholder approvals then in effect.

5.	Treatment of Unapplied Advance Amount

If the Offering is not consummated on or before August 14, 2026, or if all or any part of the Advance Amount cannot be applied toward the purchase of securities by the Purchaser in the Offering, the Advance Amount, or such unapplied portion thereof, shall thereafter be applied toward the purchase by the Purchaser of securities of the Company on terms approved by the Company’s Board of Directors and subject to applicable laws, Nasdaq rules, the Company’s organizational documents, the number of shares then authorized and available for issuance, and the scope of shareholder approvals then in effect that may be required.

6.	Disclosure

The Purchaser acknowledges that the Company may disclose this Agreement and the transactions contemplated hereby to the extent required by applicable laws, Nasdaq rules, or SEC rules and regulations, including by filing this Agreement or a summary of its terms with the SEC.

7.	Miscellaneous

This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed one and the same agreement. Signatures delivered electronically or by PDF will be effective for all purposes. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PLURI INC.		PURCHASER - CHUTZPAH HOLDINGS LP

By:	/s/ Yaky Yanay	By:	/s/ Alexandre Weinstein
/s/ Liat Zalts
Name:	Yaky Yanay, CEO & President	Name: Alexandre Weinsten
Liat Zalts, Chief Financial Officer

[signature page - Advance Subscription Agreement]